UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2014

Crumbs Bake Shop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35220	27-1215274
(State or other jurisdiction of	(Commission file number)	(IRS Employer)
incorporation or organization)	Identification No.)

110 West 40th Street, Suite 2100, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 221-7105

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Schedule A
Voting Agreement

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 7, 2014, the Board of Directors of Crumbs Bake Shop, Inc. determined to cease operations effective immediately.  The Board's determination was made after the Company lacked sufficient liquidity to maintain current operations.  The Board directed the officers of the Company to explore all means for obtaining financing to ensure the Company did not accrue liabilities to creditors and employees beyond its means to pay and that failing to obtain such financing, determined that it was desirable and in the best interests of the Company, its creditors, employees and other interested parties that the Company cease operations at the close of business on July 7, 2014.  No such financing materialized and, as a result, the Company was unable to continue its operations.  The foregoing cession of business constitutes an “Event of Default” under that certain Senior Secured Loan and Security Agreement, dated as of January 20, 2014 (the “Secured Loan Agreement”), among the Company, Crumbs Holdings LLC (“Holdings” and, together with the Company, “Crumbs”) and Fischer Enterprises, L.L.C. (“Fischer”) and the senior secured convertible Tranche Notes issued by Crumbs pursuant thereto. The foregoing Event of Default also constitutes an “Event of Default” under the Company’s senior unsecured promissory notes that were issued pursuant to that certain Securities Purchase Agreement, dated as of April 29, 2013, as amended by a First Amendment to Securities Purchase Agreement, dated as of May 9, 2013, between the Company and Michael Serruya (the “Unsecured Notes”).

As of June 30, 2014, the aggregate amounts outstanding under the Tranche Notes and the Unsecured Notes were $9,300,000 and $5,098,115, respectively.

Effective July 1, 2014, as a result of the foregoing Events of Defaults, interest on the outstanding balances due under the Tranche Notes and the Unsecured Notes will now accrue at the rate of 18.0% per annum until such time as the Company cures the Events of Default. Prior to the Events of Default, the interest rates applicable to the Tranche Notes and the Unsecured Notes were 7.0% per annum and 6.5% per annum, respectively. This interest rate increase will significantly increase the amounts that the Company is required to pay under the Tranche Notes and the Unsecured Notes. Under the terms of the Unsecured Notes, the Event of Default precludes the Company from paying interest due thereunder in shares of its common stock; such interest must now be paid in cash. The Secured Loan Agreement provides that interest which accrues under the Tranche Notes is to be added to the amounts outstanding thereunder unless Crumbs elects to pay such interest in cash.

Following an Event of Default under the Secured Loan Agreement and/or the Unsecured Notes, the holders of the Tranche Note and/or the Unsecured Notes may, at their option and without any further notice to Crumbs, accelerate the payment obligations thereunder and require Crumbs or the Company, as applicable, to redeem such notes in cash, and may otherwise exercise those rights available to secured creditors, in the case of the Tranche Notes, and unsecured creditors, in the case of the Unsecured Notes. The Tranche Notes are secured by all of Crumbs’ assets, and Crumbs’ payment obligations are guaranteed by Holdings’ subsidiaries pursuant to a Guaranty and Security Agreement, dated as of January 20, 2014, in favor of Fischer. The Unsecured Notes are not secured by the Company’s assets, but the Company’s payment obligations thereunder are guaranteed by Holdings and its subsidiaries pursuant to a Guaranty, dated as of May 10, 2013, in favor of the holders of the Unsecured Notes. As of the date of this report, Crumbs has not received an acceleration notice with respect to the Tranche Notes or the Unsecured Notes.

The terms of the Secured Loan Agreement and the Tranche Notes were discussed in Item 1.01 of the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2014 and April 2, 2014. The terms of the Unsecured Notes were discussed in Item 1.01 of the Company’s Current Reports on Form 8-K filed with the SEC on April 30, 2013, May 13, 2013 and June 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUMBS BAKE SHOP, INC.

Dated: July 11, 2014	By:	/s/ Edward M. Slezak
Edward M. Slezak
Chief Executive Officer and
General Counsel